                               OFFER TO EXCHANGE

                                  $225,000,000

                   9 7/8% SENIOR SUBORDINATED NOTES DUE 2011

                                      FOR


         REGISTERED 9 7/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2011


                                       OF

                         INSIGHT HEALTH SERVICES CORP.
THE EXCHANGE OFFER (AS DEFINED HEREIN) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON           , 2002, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS OF
OUTSTANDING NOTES (AS DEFINED HEREIN) MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.


                                                                           March
  , 2002
To Our Clients:


     We are enclosing herewith a prospectus, dated          , 2002 (as the same
may be supplemented and amended from time to time, the "Prospectus"), and the related letter of transmittal and instructions thereto (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") by InSight Health Services Corp., a Delaware corporation ("InSight"), to exchange its 9 7/8% Series B Senior Subordinated Notes due 2011 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its outstanding 9 7/8% Senior Subordinated Notes due 2011 (the "Outstanding Notes"), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.


     PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON [APRIL]      , 2002 UNLESS EXTENDED.


     THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM PRINCIPAL AMOUNT OF OUTSTANDING NOTES BEING TENDERED.

     The materials relating to the Exchange Offer are being forwarded to you as the beneficial owner of Outstanding Notes. We are the holder of record of Outstanding Notes held by us for your account or benefit but not registered in your name. A TENDER OF SUCH OUTSTANDING NOTES CAN BE MADE ONLY BY US AS THE RECORD HOLDER AND PURSUANT TO YOUR INSTRUCTIONS.

     Accordingly, we request instructions as to whether you wish to tender on your behalf any or all of the Outstanding Notes held by us for your account pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal. Please so instruct us by completing, executing and returning to us the Instruction to Registered Holder from Beneficial Owner enclosed herewith.

     Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Outstanding Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 P.M., New York City time, on the Expiration Date. Any Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date.

     Your attention is directed to the following:

          1. The Exchange Offer is for any and all Outstanding Notes.

          2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned "The Exchange Offer -- Conditions."

          3. InSight will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer, except as described in the Prospectus.

     If you wish to have us tender your Outstanding Notes, please so instruct us by completing, executing and returning to us the Instruction to Registered Holder from Beneficial Owner enclosed herewith. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER OUTSTANDING NOTES.

                                         Very truly yours,

                                        2